Exhibit 10.4

SECOND AMENDMENT TO EMPLOYMENT TERMS

This SECOND AMENDMENT TO EMPLOYMENT TERMS (this “Amendment”) is made and entered into as of April 21, 2020, by and between Phillip Eyler (“Eyler” or “you”), and Gentherm Incorporated (“Gentherm” or the “Company”).   Eyler and Gentherm are referred to herein each as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Eyler and Gentherm executed an Offer of Employment on September 18, 2017, as amended on December 7, 2018 (the “Employment Agreement”) and a Deferred Compensation Agreement dated December 31, 2018.

B.The Parties have agreed to amend the Employment Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and other valuable consideration, the Parties agree as follows:

TERMS AND CONDITIONS

1.Salary Deferral. The following sentence is hereby added to the end of Section 2 of the Employment Agreement:

“Notwithstanding anything to the contrary herein, you irrevocably agree to defer 40% of your Base Salary for all payroll periods that begin during the period starting on May 1, 2020 and ending on December 31, 2020 (the “Salary Deferral”); provided that full payment of all deferred amounts shall be made on or before March 15, 2021 (which, for the avoidance of doubt, is intended to qualify as a “short-term deferral” pursuant to Section 409A (as defined in Section 20)).  For the avoidance of doubt, the Salary Deferral shall not change any other amounts you are entitled to that are calculated based on your Base Salary, including pursuant to Sections 4, 7 and 8 herein and pursuant to your Deferred Compensation Agreement dated December 31, 2018.”

2.Cash Bonus. Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“You will be entitled to an annual cash bonus (your “Cash Bonus”) under the Company’s performance bonus plan applicable to executive officers of the Company based on the Company’s achievement of its financial goals, in all cases subject to approval by the Compensation Committee of the Gentherm Board of Directors. No annual Cash Bonus is guaranteed. Your target Cash Bonus is 100% of your Base Salary. There is no maximum amount payable to you as annual Cash Bonus as the Board has full discretion to increase your annual Cash Bonus as it deems appropriate.”

3.Good Reason. Section 7(d)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“a material diminution in your then-current compensation or benefits, authority, duties, or responsibilities, excluding the Salary Deferral;”

4.Termination of Employment. The following sentence is hereby added to the end of Section 7(g) of the Employment Agreement:

“Notwithstanding anything to the contrary herein, the Salary Deferral shall be paid as set forth in Section 2.”

5.Attachments. The Gentherm Incorporated Executive Bonus Plan is deleted as an attachment to the Employment Agreement in its entirety.

6.No Other Modifications. Except as expressly set forth in this Amendment, the Employment Agreement remains unmodified, in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to Employment Terms to be executed as of the date first written above.

GENTHERM INCORPORATED

By:	/s/ Barbara J. Runyon	/s/ Phillip Eyler
	Barbara J. Runyon Senior Vice President and Chief Human Resources Officer	Phillip Eyler

Signature Page to

Second Amendment to Employment Agreement